Exhibit 1.1

Private and Confidential

August 8, 2002

Paramount Energy Trust	Paramount Resources Ltd.
Paramount Operating Trust	4700 Bankers Hall West
Paramount Energy Operating Corp.	888 – 3rd Street S.W.
500, 630 – 4th Avenue	Calgary, Alberta
Calgary, Alberta	T2P 5C5
T2P 0J9

Attention: Mr. C.H. Riddell	Attention: Mr. C.H. Riddell

Dear Sir:

       We understand that:

(a)	Paramount Resources Ltd. (“PRL”) caused to be created Paramount Energy Trust (“PET”) and proposes to distribute trust units (“Trust Units”) of PET to the holders of common shares of PRL as of a record date to be selected by the board of directors of PRL (the “Dividend Record Date”), such distribution to be effected as and by way of a dividend (the “Dividend”) on the basis of one Trust Unit for each six common shares of PRL held (as such basis may be adjusted as described in the Prospectus referred to below);

(b)	on the date (the “Rights Record Date”) that is approximately five business days after the payment of the Dividend, PET intends to issue to the holders of Trust Units rights (“Rights”) to subscribe for additional Trust Units on the basis of three Rights to subscribe for one Trust Unit for each Trust Unit held;

(c)	each Right will entitle the holder thereof to acquire one Trust Unit upon payment of a subscription price of Cdn.$5.05 (the “Subscription Price”) in the manner and subject to the terms and conditions described in the Prospectus and the Registration Statement (as such terms are defined below); and

(d)	the distribution of Trust Units as and by way of the Dividend and the distribution of the Rights and Trust Units issuable on the exercise of Rights are to be qualified by way of a prospectus (the “Prospectus”) to be filed with the securities regulatory authorities in each of the provinces and territories of Canada (the “Canadian Securities Regulatory Authorities”) and by way of a

registration statement (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “SEC”) in the United States.

     Upon and subject to the terms and conditions set forth below (including Schedule A hereto), BMO Nesbitt Burns Inc., CIBC World Markets Inc. and FirstEnergy Capital Corp. (collectively, the “Dealer Managers”) agree, as agents of PET, to form, manage and participate in a group (the “Soliciting Dealer Group”) of registered securities dealers in Canada and the United States (the “Soliciting Dealers”), to solicit the exercise of Rights by the beneficial owners of such Rights in Canada and the United States and to perform such other services in respect of the distribution and exercise of the Rights as are set forth in this Agreement.

1.	Appointment and Engagement

(a)	The Dealer Managers shall:

(i)	as soon as is practicable, cause the Soliciting Dealer Group to be constituted;

(ii)	manage the Soliciting Dealer Group as and to the extent customary in the securities industry in Canada and the United States;

(iii)	communicate generally with the Soliciting Dealer Group and the dealers and brokers of the holders of the Rights from time to time (“Rights Holders”);

(iv)	conduct such due diligence and other searches as is necessary to enable the Dealer Managers to fulfill their due diligence obligations under the applicable securities laws in Canada and the United States and the regulations, rules, orders and policies thereunder (collectively, “Securities Laws”) and to sign the certificate on page C-2 of the Prospectus;

(v)	prepare and supply to the Soliciting Dealer Group a “green sheet” summarizing the attributes of the Rights and PET, to assist in the solicitation by the Soliciting Dealers of the exercise of Rights by Rights Holders; and

(vi)	endeavour to contact Rights Holders, as identified on the list of Rights Holders provided by PET following the Rights Record Date pursuant to Section 3(c), to solicit the exercise of the Rights held by such Rights Holders.

(b)	Neither the Dealer Managers nor any Soliciting Dealer will be required to perform services except where lawfully licensed or registered to so do, or pursuant to applicable exemptions from licensing and registration under applicable law. Subject to the Securities Laws, the Dealer Managers shall be entitled to trade as agent for other parties, but not as principals, in the securities of PET and PRL during the period of the solicitation and otherwise to advise their clients in accordance with their duties to such clients.

(c)	The Dealer Managers agree to conduct the solicitation and to perform the other services hereunder in accordance with the Securities Laws or other applicable law and the terms hereof and to obtain the agreement of each Soliciting Dealer to conduct the solicitation and perform its services in accordance with the Securities Laws or other applicable law; provided, however, that the Dealer Managers will not be responsible for the actions of any other Soliciting Dealer, as each will be responsible for its own actions.

(d)	The Dealer Managers agree not to solicit or otherwise communicate in respect of the solicitation in any jurisdiction where, or from any person in respect of which, the solicitation is expressed to be excluded or not made and the Dealer Managers will obtain an agreement to this effect from each Soliciting Dealer.

2.	Compliance with Securities Laws

        PET and PRL shall:

(a)	as soon as practicable, use commercially reasonable efforts to file all documents (the “Offering Documents”) and do such other things as are required under the Securities Laws to qualify the Rights and the Trust Units to be issued upon exercise of the Rights for distribution (or for distribution to the public, where applicable) in Canada and the United States. Such requirements and the Offering Documents shall include, without limitation:

(i)	preparing and filing with the securities regulatory authorities in each of the provinces and territories of Canada of the Prospectus and diligently seeking to obtain a receipt for the Prospectus in the English language version in all the provinces and territories of Canada and in the French language version in the Province of Quebec; and

(ii)	preparing and filing with the SEC the Registration Statement and diligently seeking the effectiveness thereof as soon as possible following such filing;

(b)	take or cause to be taken all steps and proceedings that may be required under the rules of the Toronto Stock Exchange (the “Exchange”) so that:

(i)	the Trust Units issued pursuant to the payment of the Dividend are listed and posted for trading on the Exchange on the second trading day preceding the Dividend Record Date;

(ii)	the Rights are listed and posted for trading on the Exchange on the second trading day preceding the Rights Record Date; and

(iii)	the Trust Units issuable on exercise of the Rights will be approved for listing by the Exchange;

subject in each case to satisfaction of normal post-closing filing requirements;

(c)	cause the distribution of the Rights and the Trust Units to be effected in the manner described in the Prospectus and the Registration Statement;

(d)	assist the Dealer Managers and the other Soliciting Dealers in their efforts to solicit the exercise of Rights, and PET and PRL hereby consent to the use by the Dealer Managers and the other Soliciting Dealers of the Prospectus, the Registration Statement and the Supplementary Material (as that term is defined in Section 5) in connection with the solicitation of the exercise of Rights;

(e)	advise you promptly of any proposal to amend or supplement the Registration Statement after the Effective Time (as defined below) and will not effect such amendment without your consent and will also advise you promptly of the Effective Time of the Registration Statement and of any amendment or supplementation of the Registration Statement, the Prospectus and of the institution or threatening by the SEC of any stop order proceedings in respect of the Registration Statement and will use its commercially reasonable efforts to prevent the issuance of any such stop order and to obtain promptly its lifting, if issued. Notwithstanding the foregoing, PET’s and PRL’s obligation to advise you with respect to the Registration Statement shall terminate 40 days from the Rights Expiry Time (as defined in the Prospectus). For purposes of this Agreement, “Effective Time” means in the case of the Registration Statement (i) if PET has advised you that it does not propose to amend such registration statement, the date and time as of which such registration statement, or the most recent post-effective amendment thereto (if any) filed prior to the execution and delivery of this Agreement, was declared effective by the SEC, or (ii) if PET has advised you that it proposes to file an amendment or post-effective amendment to such registration statement, the date and time as of which such registration statement, as amended by such amendment or post-effective amendment, as the case may be, is declared effective by the SEC. “Effective Date” means the date of the Effective Time;

(f)	if, at any time when a prospectus (the “U.S. Prospectus”) relating to the Trust Units and Rights is required to be delivered under the U.S. Securities Act of 1933, as amended (the “Act”), and the rules and regulations of the SEC (the “Rules and Regulations”), any event occurs as a result of which the prospectus forming part of the Registration Statement as then amended or supplemented would include an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, or if it is necessary at any time to amend the U.S. Prospectus to comply with the Act, PET promptly will prepare and file with the SEC an amendment or supplement which will correct such statement or omission or an amendment which will effect such compliance;

(g)	as soon as practicable, PET will make generally available to its security holders an earning statement covering a period of at least 12 months beginning after the effective date of the Registration Statement which will satisfy the provisions of Section 11(a) of the Act and Rule 158 under the Act;

(h)	PET will furnish to you copies of the Registration Statement (two of each of which will be signed and will include all exhibits), the Prospectus, the U.S. Prospectus and all amendments and supplements to such documents, in each case as soon as available and in such quantities as you may reasonably request; and

(i)	PET will arrange for the qualification of the Trust Units and Rights for sale under the laws of such jurisdictions in the United States as you designate and will continue such qualifications in effect so long as required for the completion of the distribution, provided that in connection therewith PET will not be required to qualify as a foreign corporation or to file a general consent to service of process in any such jurisdiction.

3.	Offering Documents

        PET and PRL shall:

(a)	provide to the Dealer Managers and the other Soliciting Dealers such number of commercial copies of each Prospectus, Registration Statement (or the U.S. Prospectus) and Supplementary Material as the Dealer Managers and the other Soliciting Dealers may reasonably require from time to time;

(b)	instruct the transfer agent for the Trust Units to provide the Dealer Managers, from time to time, with notice of the number of Trust Units subscribed for and such other particulars as may be reasonably requested by the Dealer Managers; and

(c)	within 3 business days following the Rights Record Date, provide to each of the Dealer Managers a list of the Rights Holders of record as of the close of business on the Rights Record Date.

4.	Subsequent Events

         During the period from and including the date hereof to the time the Rights expire, PET and PRL shall promptly give notice to the Dealer Managers of:

(a)	any material change (actual, proposed or prospective) in the business, affairs, operation, assets or liabilities (contingent or otherwise) of PET, Paramount Operating Trust (“POT”) or Paramount Energy Operating Corp. (the “Administrator”); and

(b)	any change in a material fact contained in the Prospectus, the Registration Statement or any Supplementary Material, or the existence of a new fact which is material to PET, POT, the Administrator, the Rights or the Trust Units;

which, in either case, is of such a nature as to render the Prospectus, the Registration Statement or any Supplementary Material untrue or misleading in any material respect or not in compliance with the Securities Laws. In such case, PET and PRL shall promptly, and in any event within any applicable time limitation, use commercially reasonable efforts to comply with all legal requirements necessary to qualify or continue to qualify, as the case may be, the Trust Units to be issued on the exercise of Rights for distribution in Canada and the United States. PET and PRL shall in good faith discuss with the Dealer Managers any change in circumstances (actual, proposed or prospective) which is of such a nature that there is reasonable doubt whether notice need be given to the Dealer Managers pursuant to this Section 4. As used herein, the terms “material change”, “material fact” and “misrepresentation” have the meanings ascribed thereto in the Securities Laws.

5.	Amendment to the Prospectus or the Registration Statement

         If any amendment or supplement to the Prospectus or the Registration Statement or to any amendment or supplement thereto or any document all or any part of which is incorporated by reference therein (collectively, the “Supplementary Material”) is required to be filed by PET and PRL under the Securities Laws after the date hereof, such Supplementary Material shall be in form and substance satisfactory to the Dealer

Managers and will not be filed without the consent of the Dealer Managers. The provisions of Section 3 shall apply, with any changes required by the context, to any Supplementary Material if a copy of such Supplementary Material is required, on request or otherwise, to be delivered to subscribers or prospective subscribers under the Securities Laws or by the terms of the Prospectus or the Registration Statement.

6.	Representations and Warranties of PET and PRL

        The delivery by PET and PRL to the Dealer Managers of the Prospectus, the Registration Statement and any Supplementary Material shall constitute PET’s and PRL’s representation and warranty to the Dealer Managers that, at the respective times of delivery, the information and statements contained therein:

(a)	are true and correct in all material respects;

(b)	contain no misrepresentation;

(c)	constitute full, true and plain disclosure of all material facts relating to PET, the Rights and the Trust Units to be issued on the exercise of Rights, and that no material facts have been omitted therefrom which are necessary to make the statements therein not misleading in light of the circumstances in which they were made; all reasonable inquiries have been made to ascertain such facts and to verify the accuracy of all such information and statements (including forward-looking statements) and any opinions and intentions expressed in the Prospectus, the Registration Statement or the Supplementary Material are honestly held and are based on assumptions believed in good faith to be reasonable; and

(d)	in the case of the Registration Statement, does not omit to describe contracts or documents that are required to be described by the provisions of Form F-1 under the Act. All such contracts which are described in the Prospectus, the Registration Statement and any Supplementary Material to which PRL, PET, POT or the Administrator (individually, a “Paramount Party” and collectively, the “Paramount Parties”) are a party have been duly authorized, and will within the times contemplated by the Prospectus be executed and delivered by such Paramount Party and constitute valid and binding agreements of the Paramount Party and are enforceable against the Paramount Party in accordance with the terms thereof subject, as to enforcement, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

7.	Additional Representations and Warranties

        Each of the Paramount Parties hereby represents, warrants and covenants to and with the Dealer Managers that:

(a)	Each of PET and POT has been properly created and organized and is validly existing as a trust under the laws of Alberta and duly qualified to do business as a foreign trust in good standing in all other jurisdictions in which its ownership or lease of property or the conduct of its business requires such qualification, except for those jurisdictions in which its failure to be so qualified or to be in good standing would not, individually or in the aggregate, result in a situation which might reasonably be expected to result in a material adverse change in the condition, financial or otherwise, results of operations, assets, properties, management, general affairs or prospects of PET, POT and the Administrator, considered as one enterprise, whether or not arising in the ordinary course of business (a “Material Adverse Effect”).

(b)	Each of PRL and the Administrator has been duly incorporated and organized and is validly subsisting under the laws of Alberta and is duly qualified to do business as a foreign corporation in good standing in all other jurisdictions in which its ownership or lease of property or the conduct of its business requires such qualification, except for those jurisdictions in which its failure to be so qualified or to be in good standing would not have a Material Adverse Effect.

(c)	PET has the required power, authority and capacity to carry on its business as now conducted and as presently proposed to be conducted, to create and issue the Rights and the Trust Units issuable on the exercise of the Rights and to enter into this Agreement and perform its obligations hereunder.

(d)	Each of PRL, POT and the Administrator (in its own capacity and as the trustee of POT and the delegatee of the rights and powers of the trustee of PET) has the required power, authority and capacity to carry on its business as now conducted and as presently proposed to be conducted and to enter into this Agreement and perform its obligations hereunder.

(e)	This Agreement has been duly executed and delivered by PRL and by the Administrator (in its own capacity and as the trustee of POT and the delegatee of the rights and powers of the trustee of PET) and is a legal, valid and binding obligation of each of the Paramount Parties, enforceable against each of them in accordance with its terms, subject, as to enforcement, to bankruptcy, insolvency, reorganization and other laws of general application relating to or affecting creditors’ rights and to general principles of equity.

(f)	Except as described in the Prospectus, none of PET, POT and the Administrator have previously carried on any business, entered into any material contract or arrangement or incurred any material liability, contingent or otherwise.

(g)	Each of PET, POT and the Administrator has conducted and is conducting its business in compliance in all material respects with its trust indenture or articles of incorporation, as applicable, and with all applicable laws, regulations and rules of each jurisdiction in which its business is carried on, and holds and maintains in good standing all necessary licenses, leases, permits, consents, authorizations and other approvals (collectively, “Governmental Licences”) necessary to permit it to conduct its business as now conducted by it and as contemplated to be conducted by it upon consummation of the transaction contemplated under this Agreement or to own, lease or operate its properties and assets, except where the failure to obtain any license, lease, permit, authorization or other approval would not have a material adverse effect on it. Each of the Paramount Parties is in compliance with the terms and conditions of all such Governmental Licenses; all of the Governmental Licenses are, and upon consummation of the transactions contemplated under this Agreement will be, valid and in full force and effect. None of the Paramount Parties has received any notice of proceedings relating to the revocation or modification of any such Governmental Licenses.

(h)	Immediately upon payment of the Dividend and the listing of the Trust Units paid under the Dividend, PET will qualify as a “mutual fund trust” under the Income Tax Act (Canada) (the “Tax Act”), and PET has conducted and will conduct its affairs so as to enable PET to continue to qualify as a mutual fund trust under the Tax Act, and PET will not carry on any other business.

(i)	At the time of their issuance, the Rights and the Trust Units issuable on the exercise of the Rights will be duly and validly created, authorized and issued, and the Rights will be legal, valid and binding obligations of PET, enforceable against PET in accordance with their terms.

(j)	Each of PET, PRL and the Administrator (in its capacity as the delegatee of the rights and powers of the trustee of PET) has or will have the necessary trust or corporate power and authority to execute and deliver the Prospectus, the Registration Statement, any amendment to the Prospectus or the Registration Statement and all necessary trust or corporate action has been, or will at the appropriate time be, taken by each of PET, PRL and the Administrator (in its capacity as the delegatee of the rights and powers of the trustee of PET) to authorize the execution and delivery by it of such documents and the filing thereof with, as the case may be, the Canadian Securities Regulatory Authorities and the SEC.

(k)	The execution and delivery of this Agreement, the performance by PET, PRL, POT and the Administrator (in its own capacity and as the trustee of POT and the delegatee of the rights and powers of the trustee of PET) of their obligations hereunder and the completion of the other transactions described in the Prospectus do not and will not result in a breach of, and do not and will not create a state of facts which, after notice or lapse of time or both, will result in a breach of, and do not and will not conflict with (i) any statute, rule or regulation applicable to any of the Paramount Parties, (ii) any terms, conditions or provisions of the articles, by-laws, constating documents or resolutions of the directors (or any committee thereof), shareholders or unitholders, as the case may be, of any of the Paramount Parties which are in effect at the date hereof, (iii) any terms, conditions or provisions of any indenture, agreement or instrument to which any of the Paramount Parties, is a party or by which it is contractually bound as at the date hereof, or (iv) any judgment, decree or order of any domestic or foreign court, governmental agency or body or regulatory authority having jurisdiction over or binding any of the Paramount Parties, or their properties or assets; and, except as disclosed in the Prospectus, will not result in the creation or imposition of any lien, charge or encumbrance upon any properties or assets of any of the Paramount Parties pursuant to any mortgage, note, indenture, contract, agreement, instrument, lease or other document to which any of the Paramount Parties is a party or by which it is bound or to which any of the property or assets of any of the Paramount Parties is subject.

(l)	PET is authorized to issue an unlimited number of Trust Units of which not more than 9,909,767 Trust Units will be issued and outstanding immediately following payment of the Dividend.

(m)	Except (i) such as have been made or obtained at or before the date hereof under the Securities Laws, (ii) the issuance of a receipt for the Prospectus by each of the Canadian Securities Regulatory Authorities, (iii) the declaration by the SEC that the Registration Statement is effective, and (iv) such consents and approvals as may be required from the administrators or regulators under the Securities Laws to qualify the distribution of Trust Units as and by way of the Dividend and the distribution of the Rights and Trust Units issuable on the exercise of Rights, no consent, approval, authorization, order, filing, registration or qualification of or with any court, governmental agency or body or regulatory authority is required for the execution, delivery and performance by each of the Paramount Parties of this Agreement or the completion of the transactions described in the Prospectus.

(n)	None of the Paramount Parties is in violation of its constating documents or by-laws; and none of PET, POT, the Administrator and, to the Paramount Parties’ knowledge, PRL are in default in the performance or observance of any material obligation, agreement, covenant or condition contained in any contract, indenture, mortgage, loan agreement, note, lease or other instrument to which it is a party or by which it may be bound or to which any of its property or assets is subject.

(o)	Except pursuant to the Unit Incentive Plan and the Distribution Reinvestment and Optional Unit Purchase Plan described in the Prospectus, no person has any agreement, option, right or privilege with or against any of the Paramount Parties for the purchase, subscription or issuance of Trust Units or any beneficial interest in POT or shares, issued or unissued, in the capital of the Administrator.

(p)	PET is not in default of any requirement of the Securities Act (Alberta) or the regulations, rules, policies, instruments and orders promulgated thereunder, and has a similar status under the Securities Laws of each of the other provinces of Canada and in the United States.

(q)	The financial forecast contained in the Prospectus is, or will at the appropriate time be, correct to the knowledge of the Paramount Parties and has been prepared in accordance with generally accepted accounting principles.

(r)	KPMG LLP, which is reporting upon certain audited financial statements and related notes included in the Prospectus, the Registration Statement and the Supplementary Material, as applicable, are independent accountants with respect to the Paramount Parties, in accordance with the provisions of the Securities Laws and any other applicable law.

(s)	Each of the Paramount Parties maintains a system of internal accounting controls sufficient to provide reasonable assurances that (A) transactions are executed in accordance with management’s general or specific authorization, (B) transactions are recorded as necessary to permit preparation of financial statements in conformity with Canadian generally accepted accounting principles (“Canadian GAAP”) and to maintain accountability for assets, (C) access to their respective assets is permitted only in accordance with management’s general or specific authorization, and (D) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(t)	The financial statements of the Paramount Parties, together with the related notes and schedules thereto, included in the Prospectus, Registration Statement and the Supplementary Material present fairly and accurately (a) the financial position of the respective Paramount Party as of the dates indicated and (b) the results of operations and cash flows of the respective Paramount Party for the periods specified. Each of the foregoing financial statements has been prepared in conformity with Canadian GAAP applied on a consistent basis throughout the periods involved (except for Note 2 to the Schedule of Revenue and Operating Costs of the Initial Assets and the Additional Assets described in the Prospectus, and Note 5 to the Pro Forma Consolidated Financial Statements, each of which presents a reconciliation of Canadian GAAP to generally accepted accounting principles in the United States which has been prepared in conformity with United States generally accepted accounting principles). The selected consolidated financial data set forth under the caption “Selected Financial and Production Information” and under the caption “Selected Pro Forma Financial and Production Information” in the Prospectus, the Registration Statement and any Supplementary Material, as the case may be, present fairly the information shown therein and have been compiled on a basis consistent with that of the audited consolidated financial statements included in the Prospectus, the Registration Statement and any Supplementary Material.

(u)	The statistical data included in the Prospectus, Registration Statement and the Supplementary Material are based on or derived from sources which the Paramount Parties believe to be reliable and accurate in all material respects or represent the Paramount Parties’ good faith estimates that are made on the basis of data derived from such sources.

(v)	The execution and delivery of the PET Trust Indenture has been duly authorized by the relevant Paramount Parties, and constitutes a valid and legally binding obligation of the relevant Paramount Parties, enforceable against each such entity in accordance with its terms, subject, as to enforcement, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(w)	No material labor dispute with the employees of any of the Paramount Parties exists or, to the knowledge of any of the Paramount Parties, is imminent or threatened.

(x)	To the Paramount Parties’ knowledge, the Legend property described under the caption “Initial Business and Properties of POT” of the Prospectus and Registration Statement, the Bohn Lake, Chard, Chard Southwest, Clyde,

Cold Lake, Cold Lake-Sonoma, Corner, Hoole, Kettle River, Legend East, Leismer/Leismer South, Liege East, Liege North, Liege South, Pony, Quigley, Saleski, Surmont, Teepee Creek, Thornbury and Winefred properties described under the caption “Business and Properties Relating to the Additional Assets” of the Prospectus and Registration Statement (collectively, the “Principal Properties”) and all the other properties and assets of PET, POT and the Administrator will be, at the completion of the transactions described in the Prospectus, free and clear of all encumbrances, other than “Permitted Encumbrances” (as that term is defined in the Initial Assets Purchase Agreement dated as of July 1, 2002 between PRL and POT, and in the Take-up Agreement dated as of July 1, 2002 between PRL and POT) and the security interests to be granted to PRL’s and PET’s lenders, as described in the Prospectus. To the Paramount Parties’ knowledge, after due inquiry, all information in the Prospectus and Registration Statement and, if applicable, any Supplementary Material regarding the amount of oil and natural gas produced by the Paramount Parties, sales price, costs, royalties and tax credits relating to the oil and natural gas produced by Paramount Parties, the production of oil and natural gas by core operating areas, number of wells operated by Paramount Parties, number of wells drilled by Paramount Parties (including exploratory and development drilling and productive wells) number of dry holes and service wells resulting from such drilling, success rates for such drilling and acreage is based on data included in the Paramount Parties’ books and records and is true and correct in all material respect.

(y)	(A)	To the Paramount Parties’ knowledge and except as to expiries described in the Prospectus, each of the Paramount Parties’ surface and mineral leases covering the Principal Properties (the “Oil and Gas Leases”) is in full force and effect and all rentals, royalties, shut-in well payments, bonuses and other payments due or payable from or by the Paramount Parties under Oil and Gas Leases and applicable laws, rules and regulations, have been properly and timely paid, and all conditions necessary to keep the Oil and Gas Leases in full force and effect in accordance with their terms as of the date hereof and as of the Closing Time have been or shall be fully performed, including to the Paramount Parties’ knowledge, all material payments or material obligations due or by third parties;

	(B)	The Paramount Parties are entitled to receive (and are currently receiving with respect to producing oil, gas and/or mineral leases) without present suspense or presently required indemnity against asserted or known defects or disputes regarding the Paramount Parties’ ownership, from each pipeline purchaser or other purchaser of production, or from the person receiving payments from any such purchasers, the proceeds attributable to the net revenue interest in production from each of the Oil and Gas Leases;

(C)	All wells operated by the Paramount Parties have been drilled, completed and bottomed within the boundaries of each of the respective Oil and Gas Leases or within the limits otherwise permitted by contract and by law, and no governmental authority or other Administrative body has determined, and the Paramount Parties are not otherwise aware, that any such well is subject to material penalties or restrictions on allowables because of any overproduction (legal or illegal) which would prevent the assignment of a full allowable to each such well by the federal, local or provincial governmental agency having jurisdiction. No well is subject to any “take or pay” or similar obligation by which a purchaser of production has made payment to the Paramount Parties for oil, gas or mineral production yet to be delivered, or by which any party is entitled to take or receive production from the Oil and Gas Leases without thereafter paying the full value therefor;

(D)	All production from the wells operated by the Paramount Parties has been properly accounted for and all proceeds attributable thereto have been properly paid in the ordinary course of business consistent with past practices; and

(E)	No production or sale of oil, gas or other hydrocarbons heretofore produced or sold from or attributable to the Principal Properties has been in any material excess of any allowable quantity or price or in material violation of any other rule or regulation affecting the sale of hydrocarbons as established by the applicable regulatory authorities.

(z)	All producing wells located on the Principal Properties, as identified in the Prospectus, the Registration Statement and any Supplementary Material, are producing or operationally capable of producing hydrocarbons in commercial quantities (based upon prevailing economic conditions). The abandonment and reclamation obligations assumed in the McDaniel Report (as that term is defined in the Prospectus) adequately reflect the Paramount Parties’ estimate of the amount of those obligations.

(aa)	Except for fixed price delivery contracts entered into by the Paramount Parties in the ordinary course of business which are not material to PET on a consolidated basis, as of the date of this Agreement, none of the Paramount Parties (in the case of PRL, insofar as it relates to the Principal Properties) is bound by any material futures, hedge, swap, collar, put, call, floor, cap, option or other contracts that are intended to benefit from or reduce or eliminate the risk of fluctuations in the price of commodities, including hydrocarbons, or securities.

(bb)	The Paramount Parties (in the case of PRL, insofar as it relates to the Principal Properties) do not have any material drilling obligations or other development commitments that are not terminable at will by such Paramount Party without material penalty.

(cc)	Each of the Paramount Parties (in the case of PRL, insofar as it relates to the Principal Properties) has filed all federal, provincial, local and foreign income and other material tax returns that are required to be filed by each such entity or has duly requested extensions thereof and has paid all taxes required to be paid by any of them and any related assessments, fines or penalties, except for any such tax, assessment, fine or penalty that is being contested in good faith and by appropriate proceedings; and adequate charges, accruals or reserves have been provided for in the financial statements referred to in Section 7(t) above in respect of any federal, provincial, local and foreign income and other material taxes for all periods as to which the tax liability of any such entity or its subsidiaries has not been finally determined or remains open to examination by applicable taxing authorities.

(dd)	(A) None of the Paramount Parties (in the case of PRL, insofar as it relates to the Principal Properties) is in violation of any federal, provincial, local or foreign statute, law, rule, regulation, ordinance or code, or rule of common law or any judicial or administrative interpretation thereof, including any applicable judicial, administrative or regulatory order, consent decree or judgment, regulating, or imposing liability concerning pollution, the protection of human health, the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata) or wildlife, including, without limitation, laws and regulations relating to the release or threatened release of chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, petroleum or petroleum products (collectively, “Hazardous Materials”) or to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials (collectively, “Environmental Laws”), (B) there is no action, suit, proceeding or investigation (including, without limitation, a claim for remediation) now pending or, to the knowledge of the Paramount Parties, threatened, under any Environmental Laws to which such Paramount Party is a party which, individually or in the aggregate, might reasonably be expected to result in a Material Adverse Effect, (C) the

Paramount Parties (in the case of PRL, insofar as it relates to the Principal Properties) have all permits, authorizations and approvals required under any applicable Environmental Laws and are in compliance with such requirements, (D) there are no administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigations or proceedings relating in any way to Environmental Laws pending or threatened against the Paramount Parties (in the case of PRL, insofar as it relates to the Principal Properties), and (E) none of the Paramount Parties (in the case of PRL, insofar as it relates to the Principal Properties) has any knowledge of any events or circumstances that might reasonably be expected to form the basis of an order for clean-up or remediation, or an action, suit or proceeding by any private party or governmental body or agency, against or affecting any of the Paramount Parties relating to Hazardous Materials or any Environmental Laws. In the ordinary course of its business, the Paramount Parties (in the case of PRL, insofar as it relates to the Principal Properties) conduct a periodic review of the effect of Environmental Laws on the business, operations and properties of the Paramount Parties. On the basis of such review, the Paramount Parties have reasonably concluded that, with respect to those Environmental Laws in effect as of the date hereof or as to which a future effective date has been established and publicly announced, the cost of complying therewith or any liabilities thereunder which may be incurred by the Paramount Parties (including, without limitation, any liabilities to third parties) would not, individually or in the aggregate, have a Material Adverse Effect.

(ee)	Each of the Paramount Parties (in the case of PRL, insofar as it relates to the Principal Properties) has implemented and is now maintaining and will maintain a prudent periodic program for environmental risk management in accordance with industry standards for comparable entities, including allocating sufficient officers and employees and officer/employee time to environmental matters, developing employee expertise, conducting training exercises, carrying out periodic site inspections and audits, developing contingency plans, developing and predetermining a prompt and effective emergency response, maintaining awareness of Environmental Laws, industry standards, policies and initiatives, evaluating contractors, evaluating prospective tenants or purchasers of its property as potential handlers of Hazardous Materials, and maintaining pollution prevention systems.

(ff)	Each of the Paramount Parties (in the case of PRL, insofar as it relates to the Principal Properties) carries, or is covered by, insurance in such amounts and covering such risks as is customary for companies engaged in similar businesses. None of the Paramount Parties has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not have a Material Adverse Effect.

(gg)	Other than arrangements by PRL and PET to facilitate contributions to registered retirement savings plans by directors, officers and employees of PRL and the Administrator, none of the Paramount Parties currently maintains or participates in and is not required to make contributions to, and has not, since its respective formation, maintained or participated in or been required to make contributions to, any pension, profit sharing or other plans subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended, or which is required to be registered under Canadian provincial or federal law, including the Income Tax Act (Canada).

(hh)	None of the Paramount Parties is, and, after giving effect to the distribution, offering and sale of the Rights and Trust Units, will not be an “investment company” or an entity “controlled” by an “investment company,” as such terms are defined in the Investment Company Act of 1940, as amended.

(ii)	The statements contained in the certificate of Paramount Resources Ltd. and Paramount Energy Operating Corp., on behalf of Paramount Energy Trust, provided to Carter, Ledyard & Milburn are accurate as of the date thereof.

(jj)	Neither PRL nor PET will likely become (A) a “controlled foreign corporation” within the meaning of section 957 of the Internal Revenue Code of 1986, as amended (the “Code”), (B) a “foreign personal holding company” within the meaning of section 552 of the Code, or (C) a “passive foreign investment company” within the meaning of section 1297 of the Code.

(kk)	Except as described in the Prospectus, since December 31, 2001, there has not been any material change (financial or otherwise) in the business, affairs, operations, assets, liabilities (contingent or otherwise) or capital of any of the Paramount Parties.

(ll)	Except as described in the Prospectus, there are no actions, suits or proceedings, whether on behalf or against any of the Paramount Parties pending or, to the knowledge of the Paramount Parties, threatened against or affecting any of the Paramount Parties at law or in equity, before any federal, provincial, or municipal court or governmental or regulatory department, commission, board, bureau, agency or instrumentality, domestic or foreign which could in any way have a Material Adverse Effect.

(mm)	None of the Paramount Parties have any knowledge of any outstanding rights of first refusal or other preemptive rights of purchase which entitle any person to acquire: (i) in connection with or as a result of the transactions described in the Prospectus, any of the property or assets of PET, PRL (to the extent such property or assets are to be or have been transferred to POT, except such property and assets with related production of approximately 1.6 mmcf/d or approximately 2% of the average daily production associated with the Additional Assets described in the Prospectus, based on production levels for May 2002), POT or the Administrator, or (ii) any other property or assets of PET, PRL (to the extent such property or assets are to be or have been transferred to POT and such rights are material to PET, POT and the Administrator, considered as one enterprise, and consist of rights of first refusal having substantially similar terms as the right of first refusal set forth in the 1990 CAPL Operating Procedure), POT or the Administrator.

(nn)	None of the Paramount Parties have any knowledge of any material adverse change to the reserves reported on since the effective date of the reserve reports described in the Prospectus and none of the Paramount Parties have any reason to believe that such reports do not fairly present the determination of the oil and natural gas reserves of PRL attributable to the Initial Assets and Additional Assets described in the Prospectus and the production profile and the costs associated therewith, as of the date thereof.

(oo)	Except as disclosed in the financial statements contained in the Prospectus, none of PET, POT and TrusteeCo have any material contingent liabilities.

(pp)	No order, ruling or determination having the effect of ceasing or restricting the issuance of the Rights or Trust Units on the exercise of the Rights has been issued and no proceedings, investigations or inquiry for such purpose are pending or, to the knowledge of the Paramount Parties, contemplated or threatened.

(qq)	The Trust Units have attributes substantially as set forth in the Prospectus.

(rr)	The Trust Units that are to be delivered to the shareholders of PRL on payment of the Dividend, the Rights and the Trust Units that will be issuable on exercise of the Rights have been, or will in accordance with Section 2(b) be, conditionally listed for trading on the Toronto Stock Exchange, subject to filing usual and customary documents with that exchange.

(ss)	Other than amounts payable to members of the Soliciting Dealer Group pursuant to this Agreement, amounts payable to the Dealer Managers in their respective capacities as financial advisors to PRL and amounts payable to Scotia Capital Inc. in its capacity as financial advisor to the special committee of the board of directors of PRL, there is no person or other entity acting at the request of any of the Paramount Parties, who is entitled to any solicitation, agency or like fee in connection with the transactions described in the Prospectus.

(tt)	To the best of the knowledge of the Paramount Parties, all statements, facts, data, information and material made, furnished or provided to the Dealer Managers from time to time by or on behalf of any of the Paramount Parties are true and correct, all material facts relating to the Paramount Parties have been fully disclosed to the Dealer Managers, and such statements, facts, data, information and material did not and do not contain an untrue statement of a material fact or omit to state a material fact necessary in order to make any statement or fact contained therein not misleading in light of the circumstances in which it was made.

(uu)	PET, POT and the Administrator own or possess, or can acquire on reasonable terms, adequate patents, patent rights, licenses, inventions, copyrights, know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures), trademarks, service marks, trade names, seismic data or other intellectual property (collectively, “Intellectual Property”), if any, necessary to carry on the business now carried on by them. None of the Paramount Parties has received any notice or is otherwise aware of any infringement of or conflict with asserted rights of others with respect to any Intellectual Property, if any, or of any facts or circumstances which would render any Intellectual Property, if any, invalid or inadequate to protect the interest of the Paramount Parties therein.

8.	Remedies for Breach

     All provisions of this Agreement shall be construed as conditions, and any breach or failure by any of the Paramount Parties to comply with any such provision shall entitle the Dealer Managers to terminate their respective obligations hereunder by notice to that effect given to PET and PRL. In the event of any termination, there shall be no further liability on the part of the Paramount Parties or the Dealer Managers except in respect of any liability which may have arisen or may thereafter arise under Section 10, Section 11 or the indemnity provided in Schedule A hereto. The Dealer Managers may waive, in whole or in part, or extend the time for compliance with, any of the provisions of this Agreement without prejudice to their rights in respect of any other of those provisions or any other or subsequent breach or non-compliance; provided, however, that any such waiver or extension must be in writing and signed by each of the Dealer Mangers in order to be binding upon it.

9.	Deliveries on Execution of Prospectus

     Concurrently with the execution of the Prospectus by the Dealer Managers or, in the case of the document described in paragraph (b) below and the opinion of U.S. counsel to PET and PRL described in paragraph (f) below, as soon as practicable thereafter, PET, PRL, POT and the Administrator shall deliver to the Dealer Managers:

(a)	the Prospectus executed in accordance with the Securities Laws of each province and territory of Canada;

(b)	the Registration Statement declared effective by the SEC in accordance with the Securities Laws of the United States;

(c)	a comfort letter from KPMG LLP, addressed to the Dealer Managers, reasonably satisfactory in form and substance to the Dealer Managers, with respect to PET, PRL, POT and the Administrator;

(d)	an opinion, in each case addressed to the Dealer Managers and their counsel in form and substance satisfactory to the Dealer Managers, acting reasonably:

(i)	of KPMG LLP that the French language version of the consolidated financial statements (including the notes thereto) and the selected financial and operating information, both in the summary portion and the body of the Prospectus (collectively, the “Financial Information”), is in all material respects a reasonable translation of the English language version of the Financial Information; and

(ii)	of Quebec counsel to PET and PRL that, except for the Financial Information, the French language version of the Prospectus is in all material respects a reasonable translation of the English language version of the Prospectus;

(e)	evidence satisfactory to the Dealer Managers and their counsel that PET has obtained all necessary approvals for the listing and posting on the Toronto Stock Exchange of the Trust Units that are to be delivered to the shareholders of PRL on payment of the Dividend, the Rights and the Trust Units that will be issuable on exercise of the Rights, subject only to the filing of documents within the times established by such exchange;

(f)	a form of legal opinion of Canadian and U.S. counsel to PET and PRL addressed to the Dealer Managers and their counsel in form and substance satisfactory to the Dealer Managers (to be delivered subsequent to execution and filing of the Prospectus and the effectiveness of the Registration

Statement), which opinions shall include, for certainty and without limitation, a statement addressing the matters contemplated by Rule 10b-5 under the U.S. Securities Exchange Act of 1934, as amended; and

(g)	such other certificates, statutory declarations, opinions, agreements and other materials in form and substance satisfactory to the Dealer Managers as they or their counsel may reasonably have requested.

10.	Subscription Fees

     PET agrees to pay any member of the Soliciting Dealer Group (including the Dealer Managers) determined by the Dealer Managers to have solicited the exercise of Rights, a subscription fee of $0.05 per Trust Unit issued on the exercise of Rights. A minimum fee of $90 and a maximum fee of $1,500 will be paid in respect of any one beneficial owner, provided that the $90 minimum will only be payable in respect of the exercise of at least 1,500 Rights. The fees due under this paragraph shall be paid as soon as practicable, and in any event not later than 30 days after the time the Rights expire. Where Trust Units subscribed for in a single name are beneficially owned by more than one person, the minimum fee will be applied separately in respect of each such beneficial owner if a Soliciting Dealer provides proof of the beneficial ownership of securities in respect of which a fee is claimed. PET will not be required to pay a fee to more than one Soliciting Dealer in respect of any one beneficial holder of Trust Units, and will not be required to pay a fee to any Soliciting Dealer in respect of any exercise of Rights beneficially owned, directly or indirectly, or over which control or direction is exercised, by Paramount Oil & Gas Ltd., or any directors or officers of PRL or the Administrator. If more than one Soliciting Dealer requests payment in respect of any one beneficial holder of Trust Units, no fee will be payable by PET except upon the written direction of all such Soliciting Dealers. In the event the Dealer Managers are unable to determine which Soliciting Dealer solicited the exercise of Rights, the subscription fees payable in respect of that exercise of Rights shall be paid for the account of the Dealer Managers. PRL and PET will pay any value-added or similar taxes imposed on the Dealer Managers with respect to payments to the Dealer Managers pursuant to this Agreement.

11.	Costs and Expenses

     PET and PRL will bear all reasonable expenses relating to the solicitation, including the customary mailing and handling expenses incurred by the Dealer Managers and the Soliciting Dealers in forwarding the subscription documents to their clients. PET and PRL will also pay for the other reasonable out-of-pocket costs or expenses of any nature whatsoever incurred by the Dealer Managers in connection with the solicitation, including without limitation, reasonable counsel fees and expenses, advertising and printing expenses, and other solicitation expenses.

12.	Regulatory Action

     PET will advise the Dealer Managers promptly after PET or PRL receives notice of:

(a)	any request by any regulatory, administrative or other governmental or public body or authority or any court of any jurisdiction or any stock exchange for any additional information with respect to subscription documents; and

(b)	the issuance of any cease trading, stop or restraining order with respect to the Trust Units or Rights of PET or the initiation or threat of initiation of an investigation or proceeding with respect to the facilitation before any regulatory, administrative or other governmental or public body or authority or any court of any jurisdiction or stock exchange.

13.	Indemnification

     PET agrees to indemnify the Dealer Managers and any of the Soliciting Dealers and certain other parties in accordance with Schedule A attached hereto, which Schedule forms part of this Agreement and the consideration for which is the entering into of this Agreement. Such indemnity (the “Indemnity”) shall be executed and delivered to the Advisors on the execution of this Agreement and shall be in addition to, and not in substitution for, any liability which PET or any other party may have to the Dealer Managers or to the other parties under such Indemnity.

14.	Survival of Terms

     The representations and warranties, covenants and indemnities contained in this Agreement shall remain in full force and effect for a period of two years from the date hereof irrespective of any investigation made by or on behalf of any of the parties, whether or not such investigation, if diligently made, would have disclosed the facts upon which such breach of agreement is based or such indemnification sought, and shall survive termination or expiry of this Agreement and the consummation of the transactions contemplated hereby and thereby.

15.	Advertisements or Announcements

     The Dealer Managers shall give PET reasonable opportunity to comment on the form and content of any publication or recommendation circulated or distributed publicly by the Dealer Managers in connection with the issuance of the Rights and subscriptions for Trust Units.

     Upon the completion of the solicitation described herein, and provided the Dealer Managers are not in breach of any material provision hereof, the Dealer Managers shall be permitted to publish, at their own expense, after giving PET a reasonable opportunity to comment on the form and content thereof, such advertisements or announcements relating to the services provided for hereunder in such newspaper or other publications as the Dealer Managers consider appropriate.

16.	Other Matters

     This Agreement may not be assigned and will enure to the benefit of and be binding upon the parties hereto and their respective successors, and no other person shall acquire or have any right under or by virtue of this Agreement. This Agreement shall be governed by and construed in accordance with the laws of the Province of Alberta and the laws of Canada applicable therein and the parties hereby irrevocably attorn to the exclusive jurisdiction of the courts of the Province of Alberta and the courts of appeal therefrom. All financial references in this Agreement are to Canadian dollars. Headings used herein are for ease of reference only and shall not affect the interpretation or construction of this Agreement.

17.	Notices

     Any notice or other communication required or permitted to be given under this Agreement shall be in writing and shall be sufficiently given or made by delivery or by telecopy or similar facsimile transmission (receipt confirmed) to the respective parties as follows:

(a)	if to PET, PRL, POT or the Administrator to:

Paramount Energy Trust 500, 630 – 4th Avenue S.W. Calgary, Alberta T2P 0J9

Attn: Mr. C.H. Riddell Chairman and Chief Executive Officer

Tel: (403) 269-4400 Fax: (403) 269-4499

and

Paramount Resources Ltd. 4700 Bankers Hall West 888 3rd Street S.W. Calgary, Alberta T2P 5C5

Attn: Mr. C.H. Riddell Chairman and Chief Executive Officer

Tel: (403) 290-3600 Fax: (403) 264-9205

with a copy to:

Gowling Lafleur Henderson LLP 1400, 700 – 2nd Street S.W. Calgary, Alberta T2P 4V5

Attn: Leslie Fryers

Tel: (403) 298-1000 Fax: (403) 263-9193

and

Carter, Ledyard & Milburn 2 Wall Street New York, New York 10005

Attn: John K. Whelan

Tel: (212) 238-8810 Fax: (212) 732-3232

(b)	if to the Dealer Managers, to:

BMO Nesbitt Burns Inc. 1400, 421 – 7th Avenue S.W. Calgary, Alberta T2P 4K9

Attn: Shane C. Fildes Managing Director

Tel: (403) 515-1588 Fax: (403) 515-1525

and

CIBC World Markets Inc. 9th Floor – Bankers Hall East 855 2nd Street S.W. Calgary, Alberta T2P 4J7

Attn: Art Korpach Managing Director

Tel: (403) 260-0504 Fax: (403) 260-0524

and

FirstEnergy Capital Corp. 1600, 333 – 7th Avenue S.W. Calgary, Alberta T2P 2Z1

Attn: John Chambers Managing Director

Tel: (403) 262-0664 Fax: (403) 262-0688

with a copy to:

Stikeman Elliott 4300 Bankers Hall West 888 – 3rd Street S.W. Calgary, Alberta T2P 5C5

Attn: Leland Corbett

Tel: (403) 266-9046 Fax: (403) 266-7804

and

White & Case LLP 1155 Avenue of the Americas New York, NY 10036

Attn: Kevin Keogh

Tel: (212) 819-8227 Fax: (212) 354-8113

     Any notice so given shall be deemed conclusively to have been given and received when so personally delivered or so telecopied or transmitted and receipt confirmed. Any party may change its address by notice to the other in the manner set out above.

18.	Term

     This Agreement will become effective as of the date of its acceptance by PET, PRL, POT and the Administrator and will continue in force until December 31, 2002.

19.	Acknowledgement

     The parties hereby acknowledge and agree that:

(a)	in addition to entering into this Agreement in its own right, the Administrator has entered into this Agreement in its capacities as attorney in fact and agent for Computershare Trust Company of Canada, the trustee of PET (the “PET Trustee”), and as trustee of POT;

(b)	the obligations of PET and POT hereunder shall not be personally binding upon the Administrator, the PET Trustee or any of the holders of Trust Units, in their respective capacities as such;

(c)	any recourse against PET, the PET Trustee or any holder of Trust Units, in their respective capacities as such, or the Administrator, in its capacity as attorney in fact and agent for the PET Trustee, in any manner in respect of any indebtedness, obligation or liability of PET arising hereunder or arising in connection herewith or from the matters to which this Agreement relates, including without limitation claims based on contract, negligence, tortious behaviour or otherwise, shall be limited to, and satisfied only out of, the Trust Fund as defined in the trust indenture, as amended from time to time, which created PET; and

(d)	any recourse against POT, any beneficiary of POT or, for greater certainty, any beneficiary of any such beneficiary, in their respective capacities as such, or the Administrator, in its capacity as trustee of POT, in any manner in respect of any indebtedness, obligation or liability of POT arising hereunder or arising in connection herewith or from the matters to which this Agreement relates, including without limitation claims based in contract, negligence, tortious behaviour or otherwise, shall be limited to, and satisfied only out of, the Trust Properties as defined in the trust indenture, as amended from time to time, which created POT.

     If the foregoing is in accordance with your understanding, please indicate your agreement to the above terms and conditions by signing the enclosed copy of this letter and returning it to us.

Yours very truly,

BMO NESBITT BURNS INC

By: /s/ Shane C. Fildes Shane C. Fildes Managing Director Investment Banking

CIBC WORLD MARKETS INC

By: /s/ Art Korpach Art Korpach Managing Director Investment Banking

FIRSTENERGY CAPITAL CORP

By: /s/ John Chambers John Chambers Managing Director Corporate Finance

     The foregoing is in accordance with our understanding and is accepted and agreed to by us this 8th day of August, 2002.

PARAMOUNT ENERGY TRUST, by PARAMOUNT ENERGY OPERATING CORP. (as attorney in fact and agent for Computershare Trust Company of Canada)

By: /s/ C.H. Riddell Name: Clayton H. Riddell Title: Chairman and Chief Executive Officer

PARAMOUNT RESOURCES LTD

By: /s/ C.H. Riddell Name: Clayton H. Riddell Title: Chairman and Chief Executive Officer

PARAMOUNT OPERATING TRUST, by its trustee, PARAMOUNT ENERGY OPERATING CORP

By: /s/ C.H. Riddell Name: Clayton H. Riddell Title: Chairman and Chief Executive Officer

PARAMOUNT ENERGY OPERATING CORP

By: /s/ C.H. Riddell Name: Clayton H. Riddell Title: Chairman and Chief Executive Officer

SCHEDULE “A”

INDEMNITY

     Each of Paramount Energy Trust, Paramount Resources Ltd., Paramount Operating Trust and Paramount Energy Operating Corp. (collectively, the “Indemnitors”) jointly and severally agrees to indemnify and hold harmless each of BMO NESBITT BURNS INC., CIBC WORLD MARKETS INC. and FIRSTENERGY CAPITAL CORP. (collectively, the “Dealer Managers”) and their respective affiliates, officers, directors, employees, partners, shareholders or agents and any person controlling the Dealer Managers or any of such affiliates (collectively, the “Indemnified Parties” and individually, an “Indemnified Party”), to the full extent lawful, from and against any and all expenses, losses, claims, actions, damages and liabilities, joint or several, (including the aggregate amount paid in reasonable settlement of any actions, suits, proceedings, investigations or claims and the reasonable fees and expenses of their counsel that may be incurred in advising with respect to and/or defending any action, suit, proceeding, investigation or claim that may be made or threatened against any Indemnified Party) to which any Indemnified Party may become subject or otherwise involved in any capacity under any statute enacted in a domestic or foreign jurisdiction or common law or otherwise insofar as such expenses, losses, claims, actions, damages or liabilities relate to, are caused by, result from, arise out of or are based upon, directly or indirectly:

(i)	any actual or alleged misrepresentation or any actual or, alleged untrue, inaccurate or misleading statement of any material fact or alleged material fact contained in any of the Offering Documents, other than a statement of fact or other information furnished to an Indemnitor by an Indemnified Party for use in the Offering Documents; or

(ii)	any omission or alleged omission to state in any such document any material fact required or alleged to be required to be stated therein or necessary to make any statement therein not misleading, other than a misrepresentation resulting from an omission from a statement of fact or other information furnished in writing to an Indemnitor by an Indemnified Party expressly for use in the solicitation documents; or

(iii)	any breach or alleged breach by an Indemnitor of any of the representations, warranties, covenants or agreements or any other terms or conditions of the Agreement to which this indemnity is attached as Schedule “A”; or

(iv)	any actual or alleged failure by an Indemnitor to comply fully with the Securities Laws or other applicable law; or

(v)	any failure by the relevant Paramount Party to hold good and marketable title to or valid leasehold or license interests in all of its properties and assets including, without limitation, the Initial Assets and the Additional Assets described in the Prospectus; or

(vi)	the activities or alleged activities of any Indemnified Party undertaken in good faith in the performance of its duties under the Agreement or under any Soliciting Dealer Group agreement relating thereto.

     Notwithstanding the foregoing, or anything hereinafter provided for, this indemnity (including without limitation, the provisions for contribution and payment for legal fees and other costs hereinafter provided for) shall not apply to the extent that a court of competent jurisdiction in a final judgment that has become non-appealable shall determine that such expenses, losses, claims, actions, damages or liabilities to which the Indemnified Party may be subject were directly caused by the gross negligence, fraud or wilful misconduct of the Indemnified Party or breach of the Securities Laws by the Indemnified Party.

     If for any reason (other than determinations as to any of the events referred to in the immediately preceding paragraph of this indemnity) the foregoing indemnification is unavailable to the Dealer Managers or any other Indemnified Party, or is insufficient to hold the Dealer Managers or any other Indemnified Party harmless, the Indemnitors shall contribute to the amount paid or payable by the Dealer Managers or the other Indemnified Party as a result of such expense, loss, claim, action, damage or liability (i) in such proportion as shall be appropriate to reflect the relative benefits received by the Indemnitors on the one hand and the Dealer Managers or any other Indemnified Party on the other from the offering of the Trust Units or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Indemnitors on the one hand and the Dealer Managers or any other Indemnified Party on the other with respect to the statements or omissions which resulted in such loss, claim, damage or liability, or action in respect thereof, as well as any other relevant equitable considerations. The relative benefits received by the Indemnitors on the one hand and the Dealer Managers or any other Indemnified Party on the other with respect to such offering shall be deemed to be in the same proportion as the total net proceeds from the offering of the Trust Units (before deducting expenses) received by the Indemnitors on the one hand, and the total underwriting discounts and commissions received by the Dealer Managers or any other Indemnified Party with respect to the Trust Units on the other hand, bear to the total gross proceeds from the offering of the Trust Units. The relative fault of the Indemnitors on the one hand and the Dealer Managers or any other Indemnified Party on the other shall be determined by reference to whether the untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by the Indemnitors or the Dealer Managers or any other Indemnified Party, the intent of the parties and their relative knowledge, access to information and opportunity to correct or prevent such statement or omission. The Indemnitors and the Dealer Managers or any other Indemnified Party agree that it would not be just and equitable if contributions pursuant to this Section were to be determined by pro rata allocation (even if the Dealer Managers or any other Indemnified Party were treated as one entity for such purpose) or by any other method of allocation which does not take into account the equitable considerations referred to herein. The amount paid or payable by the Dealer Managers or any other Indemnified Party as a result of the loss, claim, damage or liability, or action in respect thereof, referred to above shall be deemed to include, for purposes of this Section, any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any such action or claim; provided that the Indemnitors shall in any event contribute to the amount paid or payable by the Dealer Managers or any other Indemnified Party as a result of such expense, loss, claim, action, damage or liability an amount equal to the excess of the amount paid or payable by the Dealer Managers or any other Indemnified Party, over the amount of $100,000.

     The Indemnitors agree that in case any legal proceeding shall be brought against the Indemnitors and/or the Dealer Managers or any other Indemnified Party by any governmental commission or regulatory authority, or any stock exchange or other entity having regulatory authority, either domestic or foreign, or if any such entity shall investigate the Indemnitors and/or the Dealer Managers or any other Indemnified Party and the Dealer Managers or such other Indemnified Party shall be required to testify in connection therewith or shall be required to respond to procedures designed to discover information regarding, in connection with, or by reason of, the Agreement, the engagement of the Dealer Managers thereunder, or the performance of professional services rendered to the Indemnitors by the Dealer Managers thereunder, the Dealer Managers or such other Indemnified Party shall, subject to the rights of the Indemnitors to assume representation of the Dealer Managers or other Indemnified Party in accordance with the provisions set forth below, have the right to employ its own counsel in connection therewith, and the reasonable fees and expenses of such counsel as well as the reasonable costs (including an amount to reimburse the Indemnified Party for time spent by its, or any of its affiliate’s, directors, officers, employees, partners or agents (collectively “Personnel”) in connection therewith) and out-of-pocket expenses incurred by its Personnel in connection therewith shall be paid by the Indemnitors as they occur.

     Promptly after receiving notice of an action, suit, proceeding or claim against the Dealer Managers or any other Indemnified Party or receipt of notice of the commencement of any investigation which is based, directly or indirectly, upon any matter in respect of which indemnification may be sought from the Indemnitor, the Dealer Managers or the other Indemnified Party will notify the Indemnitors in writing of the particulars thereof, will provide copies of all relevant documentation to the Indemnitors and, unless the Indemnitors assume the defence thereof, will keep the Indemnitors advised of the progress thereof and will discuss all significant actions proposed. The omission so to notify the Indemnitors shall not relieve the Indemnitors of any liability which the Indemnitor may have to the Dealer Managers or any other Indemnified Party except only to the extent that any such delay in or failure to give notice as herein required prejudices the defence of such action, suit, proceeding, claim or investigation or results in any material increase in the liability which the Indemnitors would otherwise have under this indemnity had the Dealer Managers not so delayed in or failed to give the notice required hereunder.

     The Indemnitors shall be entitled, at their own expense, to participate in and, to the extent it may wish to do so, assume the defence of any action, suit, proceeding or claim against the Dealer Managers or any other Indemnified Party, provided such defence is conducted by counsel reasonably satisfactory to the Dealer Managers. Upon the Indemnitors notifying the Dealer Managers in writing of their election to assume the defence and retaining counsel, the Indemnitors shall not be liable to the Dealer Managers or any other Indemnified Party for any legal expenses subsequently incurred by them in connection with such defence, other than reasonable costs of investigation. If such defence is assumed by the Indemnitors, the Indemnitors throughout the course thereof will provide copies of all relevant documentation to the Dealer Managers, will keep the Dealer Managers advised of the progress thereof and will discuss with the Dealer Managers all significant actions proposed.

     Notwithstanding the foregoing paragraph, any Indemnified Party shall have the right, at the Indemnitors’ expense, to employ counsel of such Indemnified Party’s choice, in respect of the defence of any action, suit, proceeding, claim or investigation if: (i) the employment of such counsel has been authorized by the Indemnitors; or (ii) the Indemnitors has not assumed the defence and employed counsel therefor within a reasonable time after receiving notice of such action, suit, proceeding, claim or investigation; or (iii) counsel retained by the Indemnitors or the Indemnified Party has advised the Indemnified Party that representation of both parties by the same counsel would be inappropriate because there may be legal defences available to the Indemnified Party which are different from or in addition to those available to the Indemnitors (in which event the Indemnitors shall not have the right to assume or direct the defence on the Indemnified Party’s behalf) or that there is a conflict of interest between the Indemnitors and the Indemnified Party (in which event the Indemnitors shall not have the right to assume or direct the defence on the Indemnified Party’s behalf); provided, however, that the Indemnitors shall not, in connection with any action, suit, proceeding, investigation or claim in the same jurisdiction, be responsible for the fees and disbursements of more than one separate counsel (in addition to any local counsel) for all Indemnified Parties unless counsel retained by the Indemnitors or an Indemnified Party has advised any Indemnified Party that representation of all Indemnified Parties would be inappropriate because there may be legal defences available to one Indemnified Party which are different from or in addition to those available to any other Indemnified Party or that there is a conflict of interest between an Indemnified Party and any other Indemnified Party.

     The Indemnitors shall not be liable for the settlement of any action, suit, proceeding, judgment, claim or investigation effected without their written consent, which written consent shall not be unreasonably withheld, unless the settlement of such action, suit, proceeding, judgment, claim or investigation (i) includes an unconditional release of the Indemnitors from all liability arising out of such action, suit, proceeding, judgment, claim or investigation and (ii) does not include a statement as to or an admission of fault, culpability or failure to act, by or on behalf of any Indemnitors. If the Dealer Managers or any other Indemnified Party request indemnification pursuant to the foregoing provisions of this indemnity, then the Indemnitors shall be liable for any settlement effected without their written consent with respect to any action, suit, proceeding, judgment, claim or investigation for which indemnification was requested, provided that (i) such settlement is entered into more than 60 days after receipt by such Indemnitor of the aforesaid request, (ii) such Indemnitor shall not have reimbursed the Dealer Managers or any other Indemnified Party in accordance with such request prior to the date of such settlement and (iii) the Dealer Managers or any other Indemnified Party shall have given the Indemnitor at least 30 days’ prior notice of its intention to settle.

     The Indemnitors agree to waive any right they or any of them may have of first requiring any Indemnified Party to proceed against or enforce any other right, power, remedy or security or claim payment from any other person before claiming under this indemnity.

     The indemnity and contribution obligations of the Indemnitors hereunder shall be in addition to any liability which the Indemnitors may otherwise have, shall extend upon the same terms and conditions to the Indemnified Parties and shall be binding upon and enure to the benefit of any successors, assigns, heirs and personal representatives of the Indemnitors, the Dealer Managers and any other Indemnified Party. The foregoing provisions shall survive the completion of professional services rendered under the Agreement or any termination of the authorization given by the Agreement.

     Defined terms used herein and not otherwise defined have the meanings ascribed to them in the Agreement.

     DATED as of the 8th day of August, 2002.

BMO NESBITT BURNS INC

By: /s/ Shane C. Fildes Shane C. Fildes Managing Director Investment Banking

CIBC WORLD MARKETS INC

By: /s/ Art Korpach Art Korpach Managing Director Investment Banking

FIRSTENERGY CAPITAL CORP

By: /s/ John Chambers John Chambers Managing Director Corporate Finance

     The foregoing is in accordance with our understanding and is accepted and agreed to by us this 8th day of August, 2002.

PARAMOUNT ENERGY TRUST, by PARAMOUNT ENERGY OPERATING CORP. (as attorney in fact and agent for Computershare Trust Company of Canada)

By: /s/ C.H. Riddell Name: Clayton H. Riddell Title: Chairman and Chief Executive Officer

PARAMOUNT RESOURCES LTD

By: /s/ C.H. Riddell Name: Clayton H. Riddell Title: Chairman and Chief Executive Officer

PARAMOUNT OPERATING TRUST, by its trustee, PARAMOUNT ENERGY OPERATING CORP

By: /s/ C.H. Riddell Name: Clayton H. Riddell Title: Chairman and Chief Executive Officer

PARAMOUNT ENERGY OPERATING CORP

By: /s/ C.H. Riddell Name: Clayton H. Riddell Title: Chairman and Chief Executive Officer

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